Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 2-98715, 33-34753, 33-53385, 333-77601, 333-38224, 333-59814, 333-101005, 333-120245, 333-127103 and 333-157518) of Teleflex Incorporated of our report dated February 24, 2010, except with respect to the first and second paragraph of the Discontinued Operations section described in Note 18 to the consolidated financial statements, as to which the date is July 26, 2010, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
July 26, 2010